Exhibit 6.15

Execution Version

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is entered into as of June 29, 2018, among each of the entities named on the signature pages hereto as a “Borrower” (each, a “Borrower” and, collectively, the “Borrowers”).

R E C I T A L S :

A.    The Borrowers are party to that certain Master Credit Facility Agreement dated as of June 29, 2018 (such agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Master Agreement”), pursuant to which BERKADIA COMMERCIAL MORTGAGE LLC, a Delaware limited liability company (the “Lender”), has agreed to provide a certain loan to the Borrowers (the “Loan”), in accordance with and subject to the terms of the Master Agreement. All capitalized terms used but not defined herein shall have the meanings assigned in the Master Agreement.

B.    The obligations of the Borrowers under the Master Agreement and the other Loan Documents will be secured by liens against the Mortgaged Properties.

C.    Each of the Borrowers is a direct or indirect subsidiary of Cottonwood Residential, Inc.

D.    The Borrowers desire to spread between themselves certain risks associated with the Mortgaged Properties and the Master Agreement and to allocate such risks in a manner that reflects their relative benefits under the Master Agreement and minimizes the likelihood that any given individual Borrower will bear a disproportionate burden or be rendered insolvent.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Recitals. The foregoing recitals are true and correct and are incorporated herein by reference.

2.    Contribution Obligations Regarding Master Agreement.

(a)    Each Borrower hereby jointly and severally agrees to immediately reimburse the other Borrowers (each, a “Paying Borrower”) for any payment by a Paying Borrower of principal (other than a principal payment for the release of a Mortgaged Property from the lien of the applicable Security Instrument), interest or collection costs (but excluding any protective advance) under the Loan Documents (with interest thereon from the date of payment at the rate provided under the Loan Documents) in excess of the amount of the Obligations attributable to such Paying Borrower (the “Loan Percentage”) as in effect on the date of any payment (such excess amount is hereinafter referred to as an “Excess Amount”). Each Borrower’s initial Loan Percentage is set forth below and reflects the Allocable Loan Amounts for each Borrower on the date hereof. As

Additional Loans are made or any prepayment of principal by any Borrower is made or any Mortgaged Properties are added, released or substituted, the Loan Percentages will be adjusted immediately and automatically to reflect the same. The initial Loan Percentages are those percentages derived from the relative ratios of the numbers set forth below:

Borrower	Allocable Loan Amount	Loan Percentage
CW Westborough Apartments, LLC (owner of Parc Westborough Apartments as a tenant-in-common)	$24,706,500	65%
CW Westborough 1031, LLC (owner of Parc Westborough Apartments as a tenant-in-common)	$13,303,500	35%

(b)    Any provision of this Agreement to the contrary notwithstanding, (i) the maximum liability of any Borrower under this Agreement, calculated in each case without regard to such Borrower’s rights and obligations under this Agreement or under principles of law relating to indemnity, contribution or subrogation (or the value thereof), shall in no event exceed an amount equal to the following: (1) the “fair saleable value” of the assets of such Borrower as of the date hereof, less (2) such Borrower’s “probable” liabilities on its existing debts, contingent or otherwise,” as of the date hereof (the foregoing calculation as to such quoted terms or their equivalent under applicable law shall be made separately under both federal and applicable state Insolvency Laws using the laws of the state where such Mortgaged Property(ies) is (are) located, and whichever result is lower shall govern); and (ii) in any action or proceeding under Insolvency Laws (as defined below) affecting a Borrower, if a Borrower’s obligations under this Agreement would otherwise be held or determined to be void, invalid or unenforceable because of the amount of such liability, then the amount of such liability shall, without any further action by such Borrower, be automatically limited and reduced to the highest amount that is valid, enforceable and not void. As used herein, the term “Insolvency Laws” means all applicable state and federal laws governing bankruptcy, reorganization, insolvency of debtors or the rights of creditors generally, including laws relating to fraudulent conveyances and fraudulent transfers.

(c)    If any Borrower pays an Excess Amount, then the Paying Borrower shall be subrogated to the rights of the holders of the Loan to the extent of such payment. This right of subrogation shall not determine the ultimate amount of liability of the other Borrower to such paying Borrower; it shall only operate to assist the paying Borrower to pursue its claims against the other Borrower. This right of subrogation shall be inchoate until the Loans have been paid in full.

(d)    If any Borrower pays an Excess Amount, or if the payment of an Excess Amount is demanded from any Borrower, then the other Borrower shall contribute to such Paying Borrower (or to the Borrower from whom payment is demanded) an amount equal to the Excess Amount.

Contribution Agreement
Fannie Mae
Cottonwood Parc Westborough	Page 2

(e)    When the Mortgaged Property of any Borrower is released from the liens of the Security Instrument encumbering such Mortgaged Property, such Borrower shall cease to have any further liability under this Agreement.

3.    Conflicts; Survival. Except with respect to those matters expressly covered by this Agreement, nothing contained herein shall in any way or manner modify, amend or be in limitation of any other rights or remedies provided for in the Master Agreement all of which shall survive the execution and delivery of this Agreement in accordance with the terms thereof. In the event of any conflict between this Agreement and any term or provision of the Master Agreement respecting the subject matter hereof, the terms and provisions of the Master Agreement shall govern and control. Whenever possible, the provisions of the Master Agreement shall be deemed supplemental to and not in derogation of this Agreement.

4.    No Modification; Third Party Beneficiary. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior understandings or agreements between the parties as to the subject matter hereof except the Master Agreement, each of the Borrowers acknowledges and agrees that the Lender, and its successors and assigns, shall at all times be and remain third party beneficiaries of the terms and conditions of this Agreement, entitled to rely upon the terms and conditions of this Agreement in all respects and for all purposes. No term or provision of this Agreement may be changed or waived, discharged or terminated orally, except by an instrument in writing (i) signed by the Borrowers against which enforcement of the change, waiver, discharge or termination is sought, and (ii) expressly consented to by Lender, and, as applicable, Lender’s successors and assigns, which consent may be withheld in the sole and absolute discretion of Lender and, as applicable, Lender’s successors and assigns, without regard to reasonableness.

5.    Governing Law. This Agreement shall be governed by the internal laws (and not the laws relating to conflicts of laws) of the District of Columbia, except to the extent that the same may be superseded by Federal law.

6.    Counterpart. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

7.    Captions. The captions used herein have been included for convenience of reference only and shall not be deemed to vary the content of this Agreement or limit the provisions or scope of any section or paragraph hereof.

8.    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in the event that any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Contribution Agreement
Fannie Mae
Cottonwood Parc Westborough	Page 3

9.    Waiver of Jury Trial. THE PARTIES HERETO DO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE ANY RIGHT ANY PARTY MAY HAVE TO A JURY TRIAL IN EVERY JURISDICTION IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OTHER OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY ANY PARTY IN CONNECTION THEREWITH.

10.    Joint and Several Liability. Subject to the limitations set forth herein, the obligations of the Borrowers herein shall be joint and several undertakings of each Borrower and nothing in this Agreement shall impair the joint and several nature of the obligations of each Borrower hereunder and under the Master Agreement.

[signature page follows]

Contribution Agreement
Fannie Mae
Cottonwood Parc Westborough	Page 4

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BORROWER:

CW WESTBOROUGH 1031, LLC
A Delaware limited liability company

By:	/s/ Daniel W. Shaeffer SEAL)
Name:	Daniel W. Shaeffer
Title:	Chief Executive Officer

CW WESTBOROUGH APARTMENTS, LLC
A Delaware limited liability company

By:	/s/ Daniel W. Shaeffer SEAL)
Name:	Daniel W. Shaeffer
Title:	Chief Executive Officer

Contribution Agreement
Fannie Mae

Cottonwood Parc Westborough	Signature Page